Exhibit 99.1

CONVERGYS CORPORATION ADDS CHERYL K. BEEBE

TO ITS BOARD OF DIRECTORS

Cincinnati, January 28, 2015 – Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced the appointment of Cheryl K. Beebe to its board of directors. Ms. Beebe will serve on the Board’s Audit Committee.

Ms. Beebe, 59, retired in 2014 as Executive Vice President and Chief Financial Officer of Ingredion Incorporated, a leading Fortune 500 global provider of ingredient solutions to diversified industries. She served in this role from 2010 to 2014. She previously served as Chief Financial Officer for Ingredion from 2004 to 2014. She also served in several leadership roles at CPC International (now Unilever BestFoods).

Ms. Beebe currently serves on the Board of Directors of Packaging Corporation of America (NYSE:PKG), a box manufacturer for conventional shipping containers, custom-printed corrugated boxes, custom packaging, and retail displays.

“We are thrilled to have Cheryl join our board of directors,” stated Jeffrey H. Fox, Chairman of the Board of Convergys. “Her broad experience in financial management, including M&A and capital markets issues will provide great strategic perspective.”

Andrea Ayers, CEO of Convergys, added, “Cheryl’s experience as a Fortune 500 CFO and her understanding of the operational complexities of large, global companies will be a tremendous asset to our company. She brings a diversity of thought and background, and we welcome her to our board of directors.”

Ms. Beebe received her Bachelor’s degree in Accounting from Rutgers University and her MBA from Fairleigh Dickinson University, where she is a member of the Board of Trustees. She also formerly served as a member of the board of trustees of FDU from 2006 to 2011. In addition, she is a member of the board of directors of the Girl Scouts of Greater Chicago and Northwest Indiana.

About Convergys

Convergys delivers consistent, quality customer experiences in 47 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees, 125,000-strong in 31 countries around the world. Visit www.convergys.com to learn more about us.

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